UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2010

Vishay Intertechnology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

63 Lancaster Avenue
Malvern, PA	19355-2143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

Effective June 11, 2010, Vishay Intertechnology, Inc. and its lenders entered into a consent and third amendment to the Fourth Amended and Restated Credit Agreement (the “Credit Agreement”). Pursuant to the consent and amendment, the lenders consented to various items necessary to effectuate the proposed Vishay Precision Group, Inc. (“VPG”) spin-off transaction, including, upon consummation of such spin-off transaction, the release of all collateral related to VPG entities. Additionally, the tangible net worth covenant was revised (such revision to be effective only in the event such spin-off transaction is consummated), reflecting the decrease in tangible net worth expected to occur upon the spin-off of VPG, to $1 billion plus 75% of net proceeds of equity offerings plus, commencing with the fiscal quarter ending March 31, 2011, 50% of net income (without offset for losses) for each fiscal quarter ending after December 31, 2010.

This amendment also made minor modifications to the collateral arrangements and minor increases to pricing under the Credit Agreement.

Other significant terms and conditions of the Credit Agreement have not been changed. The Credit Agreement, as amended, will expire April 20, 2012.

The foregoing description is qualified in its entirety by reference to the Consent and Third Amendment to the Fourth Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Consent and Third Amendment to the Vishay Intertechnology, Inc. Fourth Amended and Restated Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2010

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lior E. Yahalomi
Name:	Dr. Lior E. Yahalomi
Title:	Executive Vice President and Chief Financial Officer